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                                 Exhibit 99.1
                                 ------------

FOR IMMEDIATE RELEASE: January 12, 1998

Contact:    Nadine Z. Genet    Mary K. Granberg      William J. Jones
            Public Affairs     Investor Relations    President and CEO
            (314) 425-8174     (314) 425-8237        CBT Corporation
                                                     (502) 575-5139

NYSE Symbol: MTL
In newspaper stock tables generally MercBc or MercBcpMO


                   MERCANTILE ANNOUNCES PLANS TO MERGE WITH
                     CBT CORPORATION OF PADUCAH, KENTUCKY

      ST. LOUIS -- Mercantile Bancorporation Inc. (NYSE: MTL), the St. Louis-based $30 billion bank holding company, today announced plans to merge with CBT Corporation (Nasdaq: CBTC), a $1 billion multi-bank holding company headquartered in Paducah, Kentucky. CBT's subsidiaries, which serve the attractive western Kentucky Lake region, include four banks, a Federal Savings Bank and an established consumer finance company, Fidelity Credit Corporation. A leader in the Paducah market, CBT has additional banking offices in McCracken, Calloway, Marshall and Graves counties, and the Hopkinsville-Clarksville metropolitan area.

      "The merger with CBT complements Mercantile's existing southern Illinois and southeastern Missouri franchises," said W. Randolph Adams, senior executive vice president and chief administrative officer of Mercantile Bancorporation Inc. "As we strengthen our geographic presence, we also are enhancing Mercantile's future earnings potential."

      "In choosing Mercantile as our partner, we are aligning with one of the strongest performing financial services organizations in the United States," said William J. Jones, president and chief executive officer of CBT Corporation. "We will be able to maintain our community-oriented banking philosophy while we expand the array of products and services we offer our customers."

      Based upon Mercantile's closing stock price on January 9, 1998, of $52.75, the transaction is valued at approximately $285 million. CBT shareholders will receive .6513 shares of Mercantile common stock for each share of CBT common stock. The merger will be accounted for as a pooling of interests, and is expected to close in the third quarter of 1998. As part of its agreement with Mercantile, CBT granted Mercantile an option to acquire
19.9 percent of issued and outstanding shares of common stock, exercisable under certain circumstances. In addition, Mercantile may repurchase up to 10 percent of the shares issued in the transaction. The merger is subject to the approval of CBT shareholders and various regulatory authorities.

      Mercantile Bancorporation Inc., a $30 billion asset multi-bank holding company headquartered in St. Louis, operates offices in more than 500 locations throughout Missouri, Iowa, Kansas, Illinois and Arkansas. Mercantile currently has acquisitions pending with Horizon Bancorp, Inc., headquartered in Arkadelphia, Arkansas, and HomeCorp, Inc., headquartered in Rockford, Illinois. Mercantile's non-banking subsidiaries include companies providing brokerage services, asset-based lending,


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investment advisory services, leasing services and credit life and other insurance products as agent.